Exhibit 10.2
December 2, 2025
Retention Bonus
Dear Grant:
As you are aware, Qorvo, Inc. (“Qorvo”) has entered into a merger agreement, dated October 27, 2025, with Skyworks Solutions, Inc. (“Skyworks”) which contemplates that Qorvo will merge with Skyworks (the “Merger”). Your role has been identified as integral to the success of the Merger, and Qorvo would like to provide you with additional incentive to continue your employment with Qorvo through and after the closing of the Merger (the “Closing”). Therefore, we are pleased to offer you a retention bonus pursuant to the terms of this letter agreement (this “Agreement”). Entering into this Agreement is voluntary and not a condition of continued employment with Qorvo. As used in this Agreement, references to “Qorvo” shall include any applicable subsidiary of Qorvo with which you may be employed as well as any Successor (as defined below) and any permitted assignee to which this Agreement is assigned.
1.Retention Bonus. Subject to Paragraph 2, Qorvo will pay you a cash retention bonus in the amount of $986,226 (the “Bonus”) on the following schedule:
(a)Sixty percent (60%) of the Bonus will vest and be paid as soon as practicable following the Closing, but in no event later than thirty (30) days following the Closing, subject to your continued employment by Qorvo through the Closing (except as described below); and
(b)Forty percent (40%) of the Bonus will be paid as soon as practicable following the six-month anniversary of the Closing (the “Second Payment Date,” and each of the Closing and the Second Payment Date, a “Payment Date”), but in no event later than thirty (30) days following the Second Payment Date, subject to your continued employment by Qorvo through the Second Payment Date (except as described below).
2.Termination of Employment.
(a)If, prior to a Payment Date, your employment is terminated by Qorvo without Cause or by you for Good Reason (each, as defined below), any and all unpaid portions of the Bonus will be paid to you in a lump sum as soon as practicable but no later than seventy (70) days after the date of such termination. Notwithstanding the foregoing, in the event that your employment is terminated by Qorvo without Cause or by you for Good Reason, a condition precedent to Qorvo’s obligation to pay any portion of the Bonus that relates to a Payment Date that has not yet occurred as of your termination date shall be your execution, delivery and non-revocation of a release in the form that is applicable to Qorvo within such period as is specified by Qorvo. If you shall fail to timely execute and deliver such release, or if you revoke such release as provided therein, then you will forfeit all rights in respect of the portion of the Bonus that relates to a Payment Date that had not yet occurred prior to your termination date.
(b)If, prior to the applicable Payment Date, your employment terminates for any reason other than those set forth in Paragraph 2(a) above, all portions of the Bonus that relate to a future Payment Date will be immediately forfeited and you will have no further rights with respect thereto. For the avoidance of doubt, in such event, you shall remain entitled to any unpaid portion of the Bonus that relates to a Payment Date that occurred prior to termination of your employment.

3.Certain Definitions.
(a)For purposes of this Agreement, “Cause” shall have the meaning set forth in that certain Amended and Restated Change in Control Agreement, dated as of November 25, 2025, by and between you and Qorvo (as may be amended from time to time, your “Change in Control Agreement”).

(b)For purposes of this Agreement, “Good Reason” shall have the meaning set forth in your Change in Control Agreement. “Good Reason” shall only be found to exist if, prior to your resignation, and within thirty (30) days after the initial existence of an event of Good Reason, you have provided written notice to Qorvo describing such alleged Good Reason event, and Qorvo does not cure such event within thirty (30) days following Qorvo’s receipt of such notice and the date of your termination of employment due to your resignation for Good Reason occurs within ninety (90) days after the expiration of the foregoing thirty (30) day cure period.

4.Section 280G. You acknowledge and agree that the Bonus is subject in all respects to the terms of your Change in Control Agreement relating to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).
5.Confidentiality. You hereby agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or professional advisers (who also must keep the terms of this Agreement confidential).
6.Withholding. Subject to applicable law, Qorvo may deduct and withhold from any amount payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
7.Assignment.
(a)This Agreement is personal to you and, without the prior written consent of Qorvo, shall not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. Notwithstanding the foregoing sentence, this Agreement and all of your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Qorvo, including, after the Closing, Skyworks or any of its subsidiaries (a “Successor”), shall agree to perform this Agreement in the same manner and to the same extent that Qorvo would have been required to perform it if no such succession had taken place.
8.No Guarantee of Continued Employment. Nothing in this Agreement will be deemed to entitle you to continued employment with Qorvo or affect any right Qorvo has to terminate or alter the terms and conditions of your employment with Qorvo.
9.Amendment/Waiver; Termination. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of Qorvo. The failure of a party to insist upon strict adherence to any term of this

Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. This Agreement is conditioned upon the completion of the Merger, and will become null and void, and will have no effect whatsoever, in the event the Merger agreement is terminated for any reason.
10.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
11.Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state. With respect to any dispute, claim or controversy arising out of relating to, concerning, or involving this Agreement, you consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware.
12.Section 409A Compliance. It is the intention of Qorvo that the payments and benefits to which you could become entitled under this Agreement are exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code. In the event Qorvo determines the payments to which you could become entitled under this Agreement constitute “nonqualified deferred compensation” under Section 409A of the Code and that the terms of this Agreement do not comply with Section 409A of the Code, Qorvo will negotiate with you reasonably and in good faith to amend the terms of this Agreement such that they comply (in a manner that attempts to minimize the economic impact of such amendment on you and Qorvo) within the time period permitted by the applicable regulations issued by the U.S. Department of the Treasury.
13.Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.
[Remainder of the Page Intentionally Left Blank; Signature Page Follows]

QORVO, INC.

By:    /s/ Debra L. Howard
Name: Debra L. Howard
Title:    Senior Vice President and Chief Human Resources Officer

Accepted and Agreed:

/s/ Grant A. Brown
Grant A. Brown
Dated: December 4, 2025